                                   EXHIBIT 11
                                   ----------


                             INFERENCE CORPORATION

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                                  (UNAUDITED)


                                               THREE MONTHS ENDED             SIX MONTHS ENDED
                                                    JULY 31,                      JULY 31,
                                             -------------------------     ------------------------
                                                 1996          1995           1996          1995
                                             ------------   ----------     -----------   ----------
PRIMARY --

  Average common shares outstanding.......    8,091,112      5,581,901      7,951,613     5,318,139
  Net effect of dilutive options and
  warrants - based on the treasury stock
  method using average market price (1)...      688,815      1,283,278        740,766     1,139,626
                                             ----------     ----------     ----------    ----------
                                              8,779,927      6,865,179      8,692,379     6,457,765
                                             ==========     ==========     ==========    ==========

Net income................................   $  864,000     $  658,000     $1,617,000    $  813,000
                                             ==========     ==========     ==========    ==========

Net income per share......................   $     0.10     $     0.10     $     0.19    $     0.13
                                             ==========     ==========     ==========    ==========

- -------------
(1) Application of the modified treasury stock method did not have a dilutive effect on net income per share.

                                     -26-